UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

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Securities Exchange Act of 1934

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☒	Soliciting Material pursuant to §240.14a-12

GENWORTH FINANCIAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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This filing relates to the proposed acquisition of Genworth Financial, Inc. (the “Company”) by Asia Pacific Global Capital Co., Ltd. (“Parent”), pursuant to the terms of the Agreement and Plan of Merger, dated as of October 21, 2016, among the Company, Parent and Asia Pacific Global Capital USA Corporation.

On November 4, 2016, the Company held its third quarter earnings call for investors during which the Company discussed the acquisition. The following is a copy of the transcript of that call:

Important Information For Investors and Stockholders

In connection with the proposed transaction, Genworth Financial, Inc. (Genworth) intends to file a proxy statement with the U.S. Securities and Exchange Commission (SEC) in connection with the solicitation of proxies for a special meeting to be called at a future date. Promptly after filing its proxy statement in definitive form with the SEC, Genworth will mail such definitive proxy statement when available to each stockholder of Genworth entitled to vote. Genworth stockholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents which Genworth will file with the SEC when they become available, because they will contain important information about the proposed transaction and related matters. Stockholders will also be able to obtain copies of the proxy statement, without charge, when available, at the SEC’s website at www.sec.gov or by contacting the investor relations department of Genworth at the following:

David Rosenbaum, 804 662.2643

david.rosenbaum@genworth.com

Participants in the Solicitation

Genworth and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Genworth’s stockholders in connection with the proposed transaction. Genworth’s stockholders may obtain, without charge, more detailed information regarding such interested participants in Genworth’s Annual Report on Form 10-K filed with the SEC on February 26, 2016, its proxy statement filed with the SEC on April 1, 2016, and any Statements of Changes in Beneficial Ownership on Form 4 of such participants, filed with the SEC. Additional information will be available in the proxy statement when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements and factors that may cause such a difference include, but are not limited to, risks and uncertainties related to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Genworth’s business and the price of Genworth’s common stock; (ii) the ability of the parties to obtain stockholder and regulatory approvals, or the possibility that they may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; (iii) the risk that a condition to closing of the transaction may not be satisfied; (iv) potential legal proceedings that may be instituted against Genworth following announcement of the transaction; (v) the risk that the proposed transaction disrupts Genworth’s current plans and operations as a result of the announcement and consummation of the transaction; (vi) potential adverse reactions or changes to Genworth’s business relationships with clients, employees, suppliers or other parties or other business uncertainties resulting from the announcement of the transaction or during the pendency of the transaction, including but not limited to such changes that could affect Genworth’s financial performance; (vii) certain restrictions during the pendency of the transaction that may impact Genworth’s ability to pursue certain business opportunities or strategic transactions; (viii) continued availability of capital and financing to Genworth before the consummation of the transaction; (ix) further rating agency actions and downgrades in Genworth’s financial strength ratings; (x) changes in applicable laws or regulations; (xi) Genworth’s ability to recognize the anticipated benefits of the transaction; (xii) the amount of the costs, fees, expenses and other charges related to the transaction; (xiii) the risks related to diverting management’s attention from the Company’s ongoing business operations; (xiv) the impact of changes in interest rates and political instability; and (xv) other risks and uncertainties described in Genworth’s Annual Report on Form 10-K, filed with the SEC on February 26, 2016. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Genworth’s consolidated financial condition, results of operations, credit rating or liquidity. Accordingly, forward-looking statements should not be relied upon as representing Genworth’s views as of any subsequent date, and Genworth does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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PARTICIPANTS

Corporate Participants

David Rosenbaum – Head of Investor Relations, Genworth Financial, Inc.

Thomas J. McInerney – President, Chief Executive Officer & Director, Genworth Financial, Inc.

Kelly L. Groh – Chief Financial Officer & Executive Vice President, Genworth Financial, Inc.

Kevin D. Schneider – Executive Vice President & Chief Operating Officer, Genworth Financial, Inc.

Other Participants

Sean Dargan – Analyst, Wells Fargo Securities LLC

Ken Billingsley – Analyst, Compass Point Research & Trading LLC

Ryan Krueger – Analyst, Keefe, Bruyette & Woods, Inc.

Peter Troisi – Analyst, Barclays Capital, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to Genworth Financial’s Third Quarter 2016 Earnings Conference Call. My name is Amy and I will be your coordinator today. At this time, all participants are in listen-only mode. We will facilitate a question-and-answer session towards the end of this conference call. As a reminder, the conference is being recorded for replay purposes. Also, we ask that you refrain from using cell phones, speaker phones or headsets during the question and answer portion of today’s call. I would now like to turn the presentation over to David Rosenbaum, Head of Investor Relations. Mr. Rosenbaum, you may proceed.

David Rosenbaum, Head of Investor Relations, Genworth Financial, Inc.

Thank you, operator. Good morning everyone, and thank you for joining Genworth’s third quarter 2016 earnings call. Our press release and financial supplement were released last night, and this morning, our earnings presentation was posted to our website, and will be referenced during our call. We encourage you to review all of these materials.

Today, you will hear from our President and Chief Executive Officer, Tom McInerney, followed by Kelly Groh, our Chief Financial Officer. Following our prepared comments, we will open the call up for a question-and-answer period. In addition to our speakers, Kevin Schneider, Chief Operating Officer, and Dan Sheehan, Chief Investment Officer, will be available to take your questions.

During the call this morning, we may make various forward-looking statements. Our actual results may differ materially from such statements. We advise you to read the cautionary notes regarding forward-looking statements in our earnings release and related presentation, as well as the risk factors of our most recent Annual Report on Form 10-K as filed with the SEC.

This morning’s discussion also includes non-GAAP financial measures that we believe may be meaningful to investors. In our financial supplement, earnings release and investor materials, non-GAAP measures have been reconciled to GAAP where required in accordance with SEC rules.

Also, when we talk about the results of our international businesses, please note that all percentage changes exclude the impact of foreign exchange. And finally, references to statutory results are estimates, due to the timing of the filing of the statutory statements.

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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And now I’ll turn the call over to our CEO, Tom McInerney.

Thomas J. McInerney, President, Chief Executive Officer & Director

Thank you, David and good morning, everyone. I will start today’s call by providing a brief recap and update on the China Oceanwide transaction. Kelly will then discuss this quarter’s results including the charges we disclosed on October 23. As you know, almost 2 weeks ago, we announced our agreement to sell all of Genworth’s outstanding shares to China Oceanwide for $5.43 per-share. Our board believes that this transaction creates greater and more certain shareholder value than our current business plan or other strategic alternatives. Management and the board believe the completion of this transaction is in the best interest of all Genworth stockholders.

As I outlined at the time of the announcement, the transaction has been structured with the intention of increasing the likelihood of obtaining regulatory approvals. Before we announced the transaction, we engaged with the key regulators, in some cases on several occasions in order to both convey our strategic rationale for and financial implications of the deal as well as to preview Genworth’s preliminary third quarter charges.

During these discussions, we solicited feedback from certain of our regulators, including Delaware, on the terms and structure of the transaction. Our board and China Oceanwide considered these regulators’ perspectives, which resulted in China Oceanwide’s commitment to contribute $1.1 billion of cash to Genworth, in addition to the purchase price paid to stockholders. This investment is intended to address the 2018 debt at or before its maturity, support the U.S. life insurance businesses by facilitating the unstacking of GLAIC, and improve Genworth’s overall financial strength and flexibility.

In light of the third-quarter charges, we believe the full unstacking is only achievable with China Oceanwide’s capital contribution combined with Genworth’s previous capital commitment. Our regulators understand that the full unstacking is essential to completion of the transaction, as well as increasing sources of liquidity to the holding company. From a policyholder protection perspective, I believe regulators value the benefits of a better capitalized Genworth, owned by a patient private owner versus a public company which has significant pressures from investors to meet short-term goals.

Since the announcement, we participated in an NAIC All States regulatory call, with almost all states within the U.S. represented. This forum allowed us to explain the transaction in more detail and address regulators’ questions. Coming out of this call, we remain confident in our ability to complete this transaction. Beyond the All States call, we and China Oceanwide will commence the review and approval processes with the regulators involved, including CFIUS, or the Committee on Foreign Investment in the U.S., by completing applicable filings within the coming weeks.

In addition to the regulatory processes, our team is at work on Genworth’s proxy statement. We anticipate filing this within the next 30 to 40 days. Importantly, we believe this transaction eliminates stockholders’ downside exposure to the LTC insurance business, as well as other challenges the company faces that we believe could significantly impair stockholder value. Specifically, the risks we could face include, among other things, considerable pressure on the feasibility and timing of our unstacking plan, which is necessary to provide additional liquidity to our holding company; an accelerated need to pursue less attractive asset sale alternatives to reduce debt and address rating pressures; and finally, increased pressure on ratings as a result of the third-quarter charges.

Again, our board strongly believes that China Oceanwide’s proposal creates greater and more certain stockholder value than our current business plan or other strategic alternatives, and is the

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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best option for Genworth. China Oceanwide is similarly confident in our joint ability to execute this transaction. Chairman Lu and his team are committed to supporting Genworth to continue to help families achieve the dream of home ownership in the U.S., Canada and Australia, as well as serving an aging U.S. population. China Oceanwide and Genworth are jointly working on a five-year plan to improve Genworth’s operating performance, financial condition and ratings, as well as manage the 2020 and 2021 debt maturities.

Chairman Lu is also very aware of the aging population in China, where over 200 million people are over age 60, with the percentage of population over age 60 projected to grow significantly. Genworth is the largest and most experienced LTC insurer in the world, so our substantial intellectual capital and 40 years of LTC insurance experience could possibly help China Oceanwide establish a successful LTC insurance business in China in the future.

We’ve spoken to many of you over the past several days and look forward to continuing to engage with you to make the benefits of this transaction clear. Moreover, I can assure you that prior to closing, your board and management team will continue to focus on improving the company’s operations and financial results.

Moving forward, we will keep stockholders updated on our progress as appropriate. To that end, we’d like the remainder of the call to be dedicated to discussing our third-quarter results.

With that, I will turn it over to Kelly.

Kelly L. Groh, Chief Financial Officer & Executive Vice President

Thanks, Tom, and good morning, everyone. Today, I will cover our third-quarter results and the key drivers. Let’s begin with this quarter’s financial performance. We reported a net loss for the quarter of $380 million and a net operating loss of $405 million. Our results include $548 million after tax of unfavorable items related to our annual review of LTC claim reserves, as well as an estimate for deferred tax charges. Although we reported a net loss overall, we saw continued strong earnings performance in our U.S. mortgage insurance business, driven by loss ratio results below our annual target, as well as strong top-line growth. Loss performance in our Canada mortgage insurance business was solid and we also reported good life insurance results.

Focusing on our underwriting results for the quarter, we saw solid loss performance across most of our mortgage platforms. Beginning with Canada, the third quarter loss ratio increased 4 points from the prior quarter to 24%, reflecting an increase in new delinquencies, net of cures driven by oil producing regions. Year-to-date, performance has been good with a loss ratio of 23%, which is below full year expectations of 25% to 35%. Given these results, we would expect to end the year in the bottom half of this range.

In Australia, the loss ratio for the quarter was 42%, up 6 points sequentially, driven by aging pressure from the commodity-producing regions. We continue to see elevated losses in the Queensland and Western Australia mining regions and are taking proactive steps to help mitigate potential future claims. On a year-to-date basis, the loss ratio of 35% is at the top end of our anticipated total year range of 25% to 35%. Given this performance, we now expect we will end the year at or around the top end of this range.

In U.S. MI, our third quarter loss ratio was 21% including a $10 million pre-tax net adjustment to our loss reserves. The adjustment in the third quarter was a result of lower expected claim rates on earlier-stage delinquencies, which more than offset continued increases in severity on aged late-stage delinquencies as they go to claim payment. The loss ratio was favorably impacted from this adjustment by approximately six points. Excluding this six-point favorability, the loss ratio was

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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slightly higher seasonally compared to the 24% loss ratio in the first half of 2016. We now expect our full year loss ratio to be below our original guidance of 30% to 40% for 2016.

Moving to our U.S. life insurance segment, our third quarter results reflect the impact of the LTC claim reserve review and the impact of continued good life insurance mortality results overall. First, I’ll address our long-term care insurance claim reserves. As we discussed on our call on October 24, we recently completed our annual review of LTC claim reserves and made several updates. This review incorporated two additional years of claims experience since the 2014 review, when we last made significant updates to LTC claim reserve assumptions, and one year of additional experience since the annual review we completed in the third quarter of 2015, where experience at that time did not warrant an update. Layering on more experience each year leads to additional insights into assumptions and methodologies we implemented at the end of 2014.

Based on our review, we came to the following conclusions. The number of reimbursement claims increased by about 23% since 2014. This increase in claims allowed us to analyze reimbursement claims separately from indemnity claims with a higher level of statistical credibility. The data shows a difference in actual to expected performance between those two claim types. As a result, we developed different claim termination rate assumptions for each of these two product types.

In 2014, we noted that claim data for a duration of 7 years and beyond was still not completely statistically credible and that credibility declines as claim durations extend. The number of claims with a duration of 7 years or greater increased by about 32% since 2014. While still not fully statistically credible, the improved credibility of this claim data enabled us to refine the claim termination rate assumptions. And we developed assumptions at a more granular level than previous reviews related to the amounts of benefits utilized. This helped us improve the fit of our assumptions with our actual experience.

The impact of the claim termination rate and benefit utilization assumption and methodology changes was $229 million after tax. This had a corresponding statutory pre-tax impact of approximately $390 million. We also made methodology changes, primarily related to incurred but not reported reserves that resulted in an after-tax charge of $54 million. These changes better reflect the aging of our blocks. This change is expected to have no material impact on loss recognition or cash flow testing.

We are in the process of conducting our active life margin review and will incorporate these changes to claim reserve assumptions and methodologies into loss recognition and cash flow testing. We anticipate these changes will have a material negative impact on our margins but expect that future rate action plans and other management actions will help mitigate that anticipated impact. As part of the annual testing, we will also review assumptions for incidence and interest rates, among other assumptions.

In addition, we’re transitioning to a new projection system for the majority of our LTC block that we plan to utilize this year for our LTC cash flow testing and loss recognition testing. The new projection system is expected to provide more granularity on healthy and disabled life assumptions and provide better analytical tools for scenario testing over time. The net impact on LTC margins is not known at this time but the analysis and work will be completed in the fourth quarter. We plan on providing the results of the LTC annual testing as well as the testing for our life insurance and annuities as a part of our fourth quarter earnings disclosures.

Moving to long-term care insurance rate actions, the overall impact to earnings from LTC rate actions remained strong, but as expected, we are seeing lower benefits this quarter from rate actions relative to the first half of the year. While the premium component of the rate actions continues to increase, we’re seeing a lower impact related to policyholders electing the reduced benefit or nonforfeiture option as expected. As we’ve discussed previously, we expect the reduced

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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benefit and nonforfeiture option impacts to vary widely depending on the state-specific timing and implementation of the rate action plan and resulting policyholder elections.

Turning to life insurance, sequentially we saw favorable investment income, primarily from favorable prepayment speed adjustments relating to residential mortgage-backed securities. In fixed annuities, we made a correction to a historical guaranty fund balance, negatively impacting earnings by $8 million that was partly offset by strong variable investment income during the quarter.

Now I’ll move to capital levels, where our mortgage insurance businesses continue to maintain strong capital positions across all platforms. In our Canada MI business, we had an estimated capital ratio of 236%, which continues to remain above the company’s operating MCT or Minimum Capital Test target of 220%. Canada MI continues to experience solid underlying performance, paying $12 million of ordinary dividends to the Genworth holding company during the quarter. As most of you are aware, the Canadian regulator, OSFI is implementing a new regulatory capital framework that’s scheduled to become effective January 1, 2017.

Under this new proposed framework, capital requirements will include more risk attributes and additional capital will be required in certain regions with elevated home price to income levels. The current 220% MCT holding target will be recalibrated to a 150% MCT supervisory target. On a pro forma basis for September 30, the company estimates its revised capital ratio would have been in the 155% to 158% range under the new rules. The company expects to be compliant with the new framework on January 1, 2017, when it’s implemented. Lastly, given the potential increase in required regulatory capital, the potential also exists for premium rate increases.

For our Australia MI business, the estimated capital ratio was 155% at the end of the third quarter, which is above the high end of our 144% PCA or Prescribed Capital Amount target. During the quarter, Australia MI paid both ordinary and special dividends that resulted in $53 million to the Genworth holding company. With these actions, the international businesses have delivered a total of over $210 million of dividends year-to-date, above the revised target we discussed last quarter of $200 million. In the fourth quarter, we currently expect to receive an ordinary dividend from our Canada MI business in a similar amount to prior quarters.

In U.S. MI, we finished the third quarter with a PMIERs sufficiency ratio of 117% or in excess of $400 million above the PMIERs requirement, which compares with our PMIERs sufficiency of 109% at year-end 2015. Given our continued strong performance and strengthened balance sheet, we still expect our U.S. MI business to begin paying dividends in 2017 or later.

Before moving to the statutory results of the U.S. life companies, I wanted to provide a few perspectives on new insurance written in our MI businesses. In Canada, the minister of finance recently announced several measures to help reinforce the Canadian housing finance system. The intent of these measures is to bring consistency to mortgage insurance rules by standardizing eligibility criteria for high and low loan-to-value insured mortgages which includes a mortgage rate stress test, among other items. As a result of these changes, Canada’s mortgage insurance market size and flow and bulk new insurance written will decline. The total impact on future premiums written from a smaller market may be partly offset by potential premium rate increases as a result of higher regulatory capital requirements.

In Australia, the business recently renewed its agreement with its largest customer for the provision of mortgage insurance. The new contract takes effect on January 1, 2017, and is for a term of three years. In our U.S. MI business, NIW is up approximately 38% from the prior year and approximately 12% from the prior quarter, driven by a combination of increased purchase originations and lower interest rates driving higher refinance originations. We believe that our market share has declined modestly, sequentially, driven in part by our continued elevation of our participation in the single-premium product market, which decreased from 26% to 22% of NIW in the current period. We also

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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believe, our differentiated service levels and competitive pricing guidelines, which have driven market share gains over the last two years, continue to deliver a strong value proposition to our customers.

Turning back to capital and the U.S. life insurance statutory performance, GLIC’s unassigned surplus decreased to a negative $650 million and the risk-based capital ratio decreased to approximately 345% from the prior quarter level of 373% due to the increase in LTC claim reserves. This increase was partly offset by dividends and capital return from our term financing structures in the quarter as well as in-force performance from our annuity businesses.

As we discussed last quarter, as part of our restructuring plan to repatriate our Bermuda subsidiary, we recaptured a block of term life insurance from BLAIC effective July 1. We then entered into an agreement, subject to regulatory approval, to cede that business to an affiliated U.S. based reinsurer. After including associated tax impacts, these transactions generated a small benefit to our U.S. life company RBC ratio.

Additionally, on October 1, we completed the repatriation of our Bermuda subsidiary to the U.S. life insurance companies, completing an important step in our U.S. life insurance restructuring plan. If the transaction had been completed on September 30, GLIC’s capital base would have increased by approximately $785 million and the RBC ratio would have been approximately 335%. Finally, as a part of the repatriation, all parental support attributed to BLAIC has been terminated.

Moving to the holding company. We ended the quarter with approximately $1.2 billion of cash and liquid assets, which represents a buffer of approximately $720 million in excess of 1.5 times our annual debt service and restricted cash.

To sum things up, we feel good about the continued strong performance in our U.S. and Canada MI businesses but recognize that the overall performance in the U.S. life insurance businesses, particularly long-term care, is not where it needs to be. While we made good progress on the LTC rate actions, more work needs to be done to make up for the deterioration in claims experience. Going forward, we will continue to focus on our key financial and operational priorities, including strengthening the balance sheet, stabilizing and improving ratings over time, and executing our multiyear rate action plan.

With that, let’s open it up for questions.

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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QUESTION AND ANSWER SECTION

Operator: Ladies and gentlemen, at this time, we will begin the QA portion of the call. As a reminder, please refrain from using cell phones, speaker phones or headsets. [Operator Instructions] And first up we have Sean Dargan with Wells Fargo Securities. Please go ahead.

<Q – Sean Dargan – Wells Fargo Securities LLC>: Hi. Thank you. I have two questions not related to the acquisition. One for Kevin. I believe that U.S. MI, that Genworth’s U.S. MI business is the only legacy MI in the marketplace now that does not have investment-grade financial strength ratings. You had a noticeable tick up in new insurance written. I’m just wondering how your lender counterparties and the GSEs assess you as a counterparty. I know your PMIERs capital is improving, but just given concerns around the HoldCo, are you getting any pushback from lenders? And is it affecting your ability to do business?

<A – Kevin Schneider – Genworth Financial, Inc.>: Yes, Sean. Thank you. I think our U.S. mortgage insurance sales team competes every day to provide the highest service levels to our distribution partners. And over the last probably five or six quarters, we’ve been operating in the 15% to 16% share level. We were down modestly, as Kelly said, this quarter primarily due to reducing some single premium lender paid business. However, I think you hit it right on. Our lenders, when they evaluate us as a counterparty, look at both our PMIERs sufficiency, which is probably one of the highest in the industry. I mean, I think that’s helped us with our distribution partner, but they also look at our financial strength rating as well.

So overall, to this point, we continue to have success in the market. And we think the proposed announcement of our transaction has the potential to help us stabilize and improve our ratings over time. It’s one of the things we’re excited about. And at this point in time, we continue to be able to go out and win business every day and we’ll continue to monitor that going forward. But I do think our PMIERs sufficiency has been a big additional strength in terms of our lenders’ evaluation of us as a counterparty.

<Q – Sean Dargan – Wells Fargo Securities LLC>: Okay. Thanks. And then I have one question for Kelly. I saw that the BLAIC repatriation was completed. Does that mean that the capital maintenance agreement between BLAIC and Genworth International Holdings is severed? And should we think of that as meaning that that’s the final link that separates LTC from HoldCo as far as the bondholders are concerned?

<A – Kelly Groh – Genworth Financial, Inc.>: Thanks, Sean, for the question. All of the capital maintenance agreements related to BLAIC have been severed, so there is no longer any parental support for any of that business.

<Q – Sean Dargan – Wells Fargo Securities LLC>: Okay. Thank you.

Operator: And from Compass Point, we have Ken Billingsley.

<Q – Ken Billingsley – Compass Point Research & Trading LLC>: Good morning. Thanks for taking my question. I wanted to just follow up on the long-term care side when you talked about the disabled life reserves. When you were in discussions with China Oceanwide, are they comfortable with the process of what happens as you’re doing your fourth quarter review for active life reserves and the negative impact margins they’re going to have when they’re valuing the capital position of the company and the reserve strength?

<A – Tom McInerney – Genworth Financial, Inc.>: Ken, this is Tom. Thanks for your question. What I would say on that is that China Oceanwide did a lengthy due diligence over a period of about 9 months, and so obviously they focused on all the businesses, but clearly spent a lot of time on our long-term care insurance business, reserves, the DLR, the active life reserve, our premium

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Genworth Financial, Inc.	GNW	Q3 2016 Earnings Call	Nov. 4, 2016
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increase plan, et cetera. They had several outside advisors. So I believe they’re comfortable with where we are in the LTC business. Obviously, they are aware of all of our challenges. And so I think they’ve had a full briefing on all of that. And obviously, in the course of the last several weeks when Kelly and her team finished the review, we discussed all of that with China Oceanwide. So they are up to speed on our long-term care insurance business.

<Q – Ken Billingsley – Compass Point Research & Trading LLC>: And based on comments that you had earlier regarding just your discussion with various regulators, you highlighted Delaware. And it appears that Delaware may be a linchpin in the unstacking process here and people are going to be watching that closely. And you said that you had extensive discussions with the regulator there, but Ms. Stewart lost her bid for reelection. So have you been talking with the new candidates already? And if you haven’t, do you think that’s going to delay the process, as trying to get a complicated unstacking structure and getting them up to speed on that, could that delay the timing of the deal?

<A – Tom McInerney – Genworth Financial, Inc.>: So, Ken, we have had discussions with all of the relevant regulators. We obviously have spent quite a bit of time with Delaware because Delaware ultimately is the key regulator, not the only regulator, but the key regulator on the unstacking of GLAIC. And as we said, we’re working with China Oceanwide to structure the transaction to increase the probability of regulatory approval, including the 100% unstacking, and I think we both remain confident in that based on our discussions.

In terms of the Delaware Insurance Department, I think we’ve had very close relationships and good relationships with Delaware for a long time. Over the course of the last 20 years, there have been a number of changes in the Commissioner in Delaware. It is elected, but Commissioners have retired. But generally, the staff who ultimately are the key people who work on all of the analytical work, including on this transaction, they have generally stayed in place and I would expect that going forward. And so whoever wins next week, I think will, in our judgment, will be heavily reliant on the existing staff, who are the ones that have been following and working with us on the LTC business for a long time.

<Q – Ken Billingsley – Compass Point Research & Trading LLC>: Okay. And then final question, just on your 4Q reserve and just on the commentary you made earlier was about the margins for the ALR review. Actually I believe the commentary was that expected to be negative, but negative to the point that would require an actual charge or just reducing of margins?

<A – Kelly Groh – Genworth Financial, Inc.>: Ken, it’s Kelly Groh. Let me address that. I think the comments that I said is we anticipate the updated claims reserve assumptions that we updated in the third quarter would have a material negative impact on our margins. But we do expect future rate action plans and other management actions can help mitigate that. The work is underway. The net impact of all of the items as well as the other assumptions that have to be updated in the fourth quarter is not complete yet.

One of the things we mentioned on the last quarter – or on the last call on the 24th is the fact that some of these assumption updates impacted the reimbursement block more than the indemnity blocks and so the indemnity block has very little margin. That would be the one that would most likely have a charge, but given the fact that these assumption updates really impacted reimbursement is probably less likely to impact the P-GAAP block, but again, the work is still underway.

<A – Tom McInerney – Genworth Financial, Inc.>: And, Ken, the only thing I would add – this is Tom. It’s a good question that you have is, if you go to page 10 of our earnings summary, you’ll see the progress we made in the third quarter on the LTC premium rate increase. So if you add the first three quarters together, we’ve had 76 approvals, effects about $585 million of additional premium increases at around – it’s a little under 30%.

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So we’re doing very well on that and one of the things that we’re able to do on the whole ALR review process is based on the new actuarial claim assumptions, higher claim expectations, that will reduce the margin, as Kelly said, but we are able to mitigate that with premium increases. So we will adjust our 5 year premium increase plan with the regulators and go back and talk with all of them about that. So we haven’t done all that work yet, and that will all be done in the fourth quarter. But I do think you have to look at both sides of that.

<Q – Ken Billingsley – Compass Point Research & Trading LLC>: All right. Thank you for taking my questions.

Operator: Next we have Ryan Krueger with KBW. Please go ahead.

<Q – Ryan Krueger – Keefe, Bruyette & Woods, Inc.>: Hi. Thanks. Good morning. My first question was a follow-up. I guess, I understand the offsets from the rate increases, certainly, but I think in your prior year ALR assumptions, you already assumed quite a large amount of rate increases over the next 15 years. Do you think there’s, I guess at some point, a practical limit to how much you can assume for rate increases in the margin testing?

<A – Tom McInerney – Genworth Financial, Inc.>: Ryan, that’s a good question, and based on how statutory accounting and the regulatory process works, we are able to seek premium increases or benefit reductions that are actuarially justified. And so, as a result of the claim review, we are now projecting higher future claims. That does change the amount that is actuarially justified and so we would expect to seek additional premium increases based on that. Also, and I’ve said this in prior quarters, I think that the Penn Treaty insolvency, that liquidation is about to occur.

I believe it’s still at the court. And I do think that the learning from the regulators from that is, while it’s politically difficult for them to grant large rate increases, but an even more significant problem for them are by not allowing these actuarially-justified premium increases, which they’re supposed to grant, it can lead to significant problems. And I believe that in talking to a lot of the regulators in the NAIC, and of course the insurance companies, the insurance industry has to fund the State Guaranty Fund Assessment. So I do think there is a recognition that they do need to grant to all of the players with old blocks of LTC business, the actuarially justified premium increases, and I think they’ll continue to do that.

<Q – Ryan Krueger – Keefe, Bruyette & Woods, Inc.>: Okay. Thanks. And then on GLAIC, Kelly, can you give us a rough sense of what the normalized statutory earnings power of that entity would be at this point given it’s a little difficult to gauge, given some of the transactions you’ve done in the last few years?

<A – Kelly Groh – Genworth Financial, Inc.>: Yeah, one thing that you need to keep in context with that is as a part of our unstacking plan, there’s going to be a variety of intercompany reinsurance plans to isolate the long-term care business within GLIC and GLICNY and have the annuity and life business in GLAIC. We haven’t provided an update on that. If you look at the historical pattern of dividends from GLAIC, we’ve had about $340 million worth of dividends over the last three years. We would anticipate, with stable life and annuity business, there to be kind of normal earnings generation, but we have not provided that forecast yet.

<Q – Ryan Krueger – Keefe, Bruyette & Woods, Inc.>: Okay. Understood. Thanks.

Operator: Ladies and gentlemen, we have time for one final question. From Barclays we have Peter Troisi. Please go ahead, sir.

<Q – Peter Troisi – Barclays Capital, Inc.>: Thanks. The intercompany tax payments came in at $194 million this quarter. I think that was higher than what was mentioned on the call last quarter.

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And so, now that all the NOLs at the LifeCo have been utilized, can you help us think about kind of the run rate of intercompany tax payments to the HoldCo going forward?

<A – Kelly Groh – Genworth Financial, Inc.>: Yes. Thanks for the question, Peter. The way I think about the intercompany tax payments, there’s a few things you just have to keep in mind with them. I would anticipate they would be positive, but given our view on the long-term care incremental claims, they’ll be lower than we’ve seen in historical periods. The last two quarters have really benefited from some transactions associated with the intercompany payments. If you saw the $194 million that we received this quarter, was benefited by about $175 million-ish related to the River Lake I and II transaction and the reinsurance of that to Protective Life. So, we’re not going to give an entity-by-entity estimation, but as we think about it, just think about it as lower but likely somewhat positive.

<Q – Peter Troisi – Barclays Capital, Inc.>: Okay. Thanks.

Operator: Ladies and gentlemen, I will now turn the call back to Mr. McInerney for closing comments.

Thomas J. McInerney, President, Chief Executive Officer & Director

Thank you, Amy, and thanks to all of you for your time and questions today. While the charges in the quarter led to disappointing overall results, we are pleased with the performance of our mortgage insurance businesses and our life insurance business in the quarter. The board and the management team will continue to focus on improving the company’s operations and financial results. And moving forward, we will keep stockholders updated on our progress on the China Oceanwide transaction as appropriate, and I’ll remind you we expect to file the proxy for the deal over the next 30 or 40 days.

So with that, I want to thank you again for your continued interest in Genworth and being on the call today.

Operator: Ladies and gentlemen, this concludes Genworth’s Financial Third Quarter Earnings Conference Call. Thank you for your participation. At this time, the call will end.

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